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                                                       Exhibit 5.01 (a)

                        [LETTERHEAD OF SIDLEY & AUSTIN]


                                  July 3, 1996



Merrill Lynch Investment Partners Inc.,
General Partner (the "General Partner")
ML Principal Protection L.P.
Merrill Lynch World Headquarters
South Tower, 6th Floor
World Financial Center
New York, New York  10080-6106


          RE:  ML PRINCIPAL PROTECTION L.P.
               1,000,000 UNITS OF LIMITED PARTNERSHIP INTEREST (THE "UNITS")


Dear Sir or Madam:

          We refer to the Registration Statement on Form S-1, filed by ML Principal Protection L.P. (the "Partnership") and ML Principal Protection Trading L.P. (the "Trading Partnership") with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") on July 3, 1996, which also relates to and constitutes Post-Effective Amendment No. 5 to the Registration Statement on Form S-1 declared effective on July 14, 1994 (Registration No. 33-73914).

          We are familiar with the proceedings to date with respect to the proposed issuance and sale of the Units and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion.

          For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies, and the authenticity of the original of such copies.

          Based on the foregoing, we are of the opinion that:

          1. The Partnership and the Trading Partnership have each been duly formed and are validly existing in good standing as limited partnerships under the Delaware Revised Uniform Limited Partnership Act (the "Act").
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SIDLEY & AUSTIN                                                         CHICAGO

Merrill Lynch Investment Partners, Inc.
April 22, 1996
Page 2



          2. The General Partner has taken all corporate action required to be taken by it to authorize the issuance and sale of Units to the Limited Partners and to authorize the admission to the Partnership of the Limited Partners of the Partnership.

          3. Assuming (i) the due authorization, execution and delivery to the General Partner of a Subscription Agreement by each subscriber for Units (the "Subscribers"), (ii) the due acceptance by the General Partner of each Subscription Agreement and the due acceptance by the General Partner of the admission of the Subscribers as limited partners of the Partnership to the Partnership, (iii) the payment of each Subscriber to the Partnership of the full consideration due from it for the Units subscribed to by it, (iv) that the books and records of the Partnership set forth all information required by the Limited Partnership Agreement and the Act, including all information with respect to all persons and entities to be admitted as Partners and their contributions to the Partnership, (v) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership (it is our opinion that acting in accordance with the Limited Partnership Agreement included as Exhibit A to the Prospectus included in the Registration Statement will not cause the Subscribers to be deemed to participate in the control of the business of the Partnership), (v) that the Units are offered and sold as described in the Registration Statement and the Limited Partnership Agreement, and (vi) the Subscribers meet all of the applicable suitability standards set forth in the Prospectus and that the representations and warranties of the Subscribers in their Subscription Agreements are true and correct, the Units to be issued to the Subscribers will represent valid and legally issued limited partner interests in the Partnership and will be fully paid and nonassessable limited partner interests in the Partnership, and in acquiring which the Subscribers will become limited partners of the Partnership, and will have no liability in excess of their obligations to make contributions to the Partnership, their obligations to make other payments provided for in the Limited Partnership Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Limited Partner to repay funds distributed to such Limited Partner by the Partnership in certain circumstances).

          We express no opinion as to the application of the securities or blue sky laws of the various states (including the state of Delaware) to the sale of the Units.

          In giving this opinion, except as to paragraph 2 above, we have relied exclusively on the opinion dated on or about July 3, 1996 of Messrs. Richards, Layton & Finger, Wilmington, Delaware, a copy of which is attached hereto, which is limited to the laws of the state of Delaware. With respect to paragraph 2 above, our opinion is limited to the general corporation laws of the state of Delaware.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. We hereby authorize Messrs. Richards, Layton & Finger to rely on paragraph 2 of our opinion.

                                    Very truly yours,

                                    SIDLEY & AUSTIN